UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2016

RELMADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184881	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, Suite 702 New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 677-3853

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On June 16, 2016, Relmada Therapeutics, Inc. (the “Company”) and Michael Becker, the Company’s Chief Financial Officer, entered into an amendment (the “Amendment”) to Mr. Becker’s offer letter dated October 18, 2014 (the “Offer Letter”). Pursuant to the Amendment in the event Mr. Becker is terminated other than for cause, he will be entitled to severance equal to six months of base salary and health benefits.

Pursuant to the Offer Letter that was filed in a Form 8-K with the Securities and Exchange Commission on May 13, 2016, Mr. Becker’s employment with the Company is on an “at will” basis, meaning that either Mr. Becker or the Company may terminate his employment at any time for any reason or no reason, without further obligation or liability, except as provided in his Offer Letter.

Salary

●	Mr. Becker’s current annual base salary is $232,000.

Bonus

●	Mr. Becker is entitled to participate in an executive bonus program pursuant to which the Board of Directors may award bonuses to him, based upon the achievement of written individual and corporate objectives such as the board shall determine. Upon the attainment of such performance objectives, in addition to base salary, Mr. Becker shall be entitled to a cash bonus in an amount to be determined by the board with a target of 25% of the base salary.

Options/Restricted Stock

●	Mr. Becker received an initial stock option grant of 30,000 options at an exercise price of $15.25 per share. Mr. Becker also received an initial restricted stock grant of 20,000 shares. The options and restricted stock vest over a four year period, 25% after one year and 6.25% per quarter over the next three years.

Termination

●	Termination for cause. Upon termination of employment for cause Mr. Becker shall be paid all accrued salary, bonuses, incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, and accrued vacation pay, all to the date of termination.

●	Termination of Employment Other Than for Cause. If the Company terminates employment other than for cause, Mr. Becker shall be entitled to (i) all accrued salary, bonuses and incentive compensation to the extent earned, vested deferred compensation pension plan and profit sharing plan benefits, and accrued vacation pay, (ii) 6 months of base salary (at the rate in effect as of the date of termination), and (iii) the right to participate in all Company employee health plans for a period of 6 months.

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Non-Solicitation

●	Mr. Becker agreed that during the term of employment with the Company, and for a period of 24 months following the cessation of employment with the Company for any reason or no reason, Mr. Becker shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity. For a period of 24 months following cessation of employment with the Company for any reason or no reason, Mr. Becker shall not attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Mr. Becker also entered into an Indemnity Agreement with the Company, whereby the Company agreed to indemnify Mr. Becker in certain situations in connection with his role as an officer of the Company.

A copy of the Amendment is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The above description is only a summary of the terms of the Amendment and does not purport to be complete description of such document, and is qualified in its entirety by reference to the Amendment, a copy of which is attached as an exhibit hereto and which is incorporated by reference in this Item 5.02.

Departure of Officer

On June 16, 2016, Elizabeth Nolan, the Chief Business Officer of the Company, resigned.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to Offer Letter, dated June 16, 2016, by and between Relmada Therapeutics, Inc. and Michael Becker.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2016	RELMADA THERAPEUTICS, INC.

	By:	/s/ Sergio Traversa
	Name:	Sergio Traversa
	Title:	Chief Executive Officer

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